Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Radian Group Inc. (the “Company”) and S.A. Ibrahim (the “Executive”) on April 20, 2005.

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and the Executive desires to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. Employment.

(a) Term. The term of this Agreement (the “Term”) shall begin as of May 4, 2005 (the “Effective Date”) and shall continue until May 3, 2008, unless sooner terminated by either party as hereinafter provided. In no event shall the expiration of this Agreement be deemed, in and of itself, a termination of the Executive’s employment for purposes of this Agreement, including a termination without Cause for purposes of Sections 11 and 12.

(b) Duties.

(1) The Executive shall serve as the Chief Executive Officer of the Company with the duties, responsibilities and authority commensurate therewith and shall report to the Board of Directors of the Company (the “Board”) and the non-executive Chairman of the Board (the “Chairman”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Board or the Chairman and consistent with his position as the Chief Executive Officer. During the Term, when applicable, the Company shall cause the Executive to be nominated as a member of the Board.

(2) The Executive represents to the Company that he is not subject to or a party to any employment agreement, non-competition covenant, understanding or restriction which would be breached by or prohibit the Executive from executing this Agreement and performing fully his duties and responsibilities hereunder.

(c) Best Efforts. During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its affiliated companies, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with his obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 18 below. The foregoing also shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the consent of the Board, in its sole discretion, on corporate boards (2) delivering lectures, fulfilling speaking engagements or lecturing at educational institutions and (3) managing personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities hereunder and are permitted under the Company’s Code of Conduct and employment policies; provided, however, that the Executive shall be permitted to own passively not more than 5% of the stock of those companies whose securities are listed on a national securities exchange or on the NASDAQ system, except that the Executive shall not invest in any business competitive with the Company or that would otherwise violate the provisions of Section 18 below.

2. Base Salary and Bonus. As compensation for the services to be rendered hereunder, the Company shall pay to the Executive an annual base salary at the rate of $725,000 (“Base Salary”). This amount may be subject to an upward adjustment at the beginning of each Company fiscal year, as determined by the Board, in its sole discretion. The Executive’s Base Salary shall be paid in accordance with the Company’s existing payroll policies, and shall be subject to applicable withholding taxes. As soon as reasonably practicable following the Effective Date, the Executive shall receive a signing bonus of $1,100,000 to replace the bonus to which the Executive would have otherwise been entitled had he remained employed with his prior employer, in cash or in common stock of the Company (“Company Stock”), or a combination of the two, at the Executive’s election. In addition, the Executive shall be eligible for annual bonus payments under the Company’s annual incentive plan if certain individual and corporate performance goals and targets, established by the Compensation and Human Resources Committee of the Board (the “Compensation Committee”), in its sole discretion, are met. The performance goals and targets shall be determined by the Compensation Committee, in its sole discretion, as of the beginning of each such fiscal year. Promptly after the Compensation Committee’s receipt of the financial information on which the performance goals are based after the end of the fiscal year, the Compensation Committee shall review actual performance against the applicable performance goals and targets and shall notify the Executive of the amount of his bonus, if any. The Executive’s bonus shall be paid to him after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as other executives of the Company; provided that the Compensation Committee shall have the right to claw back all or part of the Executive’s bonus if required by applicable law. For the 2005 and 2006 fiscal years, the Executive’s target annual bonus shall be no less than 1.75 times Base Salary, at the rate in effect for the applicable fiscal year. For fiscal years after 2006 during the Term, the Executive’s target annual bonus shall be determined by the Compensation Committee, in its sole discretion; provided that total direct compensation for which the Executive is eligible during a fiscal year (taking into account Base Salary, target annual bonus and target long term incentive compensation (as described in Section 4)) shall not be materially less than the total direct compensation for which the Executive is eligible during either the 2005 fiscal year or the 2006 fiscal year.

3. Equity Compensation.

(a) Contemporaneously with this Agreement, pursuant to the Company’s Equity Compensation Plan (the “Equity Plan”), the Company shall grant to the Executive 40,000 shares of Company Stock, subject to the restrictions and conditions set forth in the Equity Plan and the Restricted Stock Grant Agreement attached as Exhibit A. The restricted stock shall vest ratably on each of the first three anniversaries of the date of grant.

(b) The Executive agrees to comply with the Company’s share ownership guidelines for Company executives, as in effect from time to time, and agrees to hold a number of shares of Company Stock with a value that is not less than $7,250,000 by December 31, 2010.

4. Long Term Incentive Compensation. The Executive shall be eligible to participate in any long-term equity incentive programs established by the Company for its senior level executives generally, including the Equity Plan, at levels determined by the Compensation Committee in its sole discretion, commensurate with the Executive’s position as Chief Executive Officer. For 2005 and 2006, the target level of long term incentive compensation, in the aggregate, for which the Executive is eligible shall be no less than 3.0 times Base Salary, at the rate in effect for the applicable fiscal year. Subject to the terms of the last sentence of Section 2, for fiscal years after 2006 during the Term, the target level of long term incentive compensation, in the aggregate, for which the Executive is eligible shall be determined by the Compensation Committee, in its sole discretion. As soon as reasonably practicable following the Effective Date, pursuant to the Company’s Equity Plan, the Company shall grant to the Executive a nonqualified stock option to purchase a number of shares of Company Stock equivalent in value to one half of the Executive’s long term incentive compensation target for 2005, subject to the terms and conditions of the Equity Plan and the Nonqualified Stock Option Agreement attached hereto as Exhibit B. The Option shall vest ratably over the first four anniversaries of the date of grant and shall have a term of seven years. In addition, with respect to the remaining one half of the Executive’s long term incentive compensation target for 2005, pursuant to the Company’s Performance Share Plan (the “PSP”), the Company shall grant to the Executive a performance share award, subject to the terms and conditions of the PSP and the Performance Share Award Agreement attached hereto as Exhibit C, with a Target Payout (as defined in the Performance Share Award Agreement) of a number of shares of Company Stock equivalent to one half of the Executive’s long term incentive compensation target for 2005; provided that for purposes of the PSP and the Performance Share Award Agreement, the Award Term (as defined in the Performance Share Award Agreement) shall commence on the Effective Date.

5. Retirement and Welfare Benefits.

(a) The Executive shall be entitled to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, and medical programs, if any, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

(b) The Executive shall be entitled to participate in the Company’s supplemental executive retirement plan (the “SERP”) pursuant to its terms and conditions (or shall be provided with a benefit with an economically equivalent value); provided, however, that for purposes of benefit accrual under the SERP only (and not vesting), the Executive shall earn two years of service for every one year of service completed during his first five full years of service with the Company (thereafter the Executive shall earn only one year of service for each completed year of service) and provided, further, that upon his completion of five full years of service with the Company, the Executive shall be fully vested in the amount of his accrued benefit under the SERP (or economically equivalent benefit) (in either case, determined based on his years of service with the Company as modified by this Section 5(b)).

6. Vacation. The Executive shall be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other senior executive officers of the Company, in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

7. Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such reasonable accounting procedures as the Company may adopt generally from time to time for executives.

8. Relocation.

(a) The Executive agrees that he will relocate to the Philadelphia, Pennsylvania metropolitan area to perform the duties assigned hereunder by March 31, 2006. The Company shall reimburse the Executive for his relocation expenses, which shall include the fees and expenses incurred by the Executive in selling the Executive’s existing principal residence in the San Francisco, California metropolitan area, purchasing a new principal residence in the Philadelphia metropolitan area and moving the Executive and his family to the Philadelphia metropolitan area; provided that if the Executive decides not to sell his existing principal residence in San Francisco, California, the Company shall pay to the Executive a lump sum cash payment of $600,000, in lieu of the Company reimbursing the Executive for the cost incurred by the Executive in selling his existing principal residence in San Francisco, California. All relocation expenses must be approved by the Board and will be reimbursed promptly, subject to applicable withholding taxes, so that the Executive bears no unreasonable out of pocket expenses.

(b) The Company will provide temporary housing, at its cost, in a suitable residence in the Philadelphia metropolitan area for the Executive until such time as the Executive’s family relocates to the Philadelphia metropolitan area.

9. Perquisites. The Executive shall be provided with such other executive perquisites as may be provided to other senior executive officers of the Company.

10. Indemnification. The Company agrees to indemnify the Executive against all claims arising out of actions or omissions during the Executive’s employment by the Company, to the same extent and on the same terms and conditions provided for in the Company’s bylaws or under the Delaware General Corporation Law, each as in effect on the Effective Date. The Company agrees it will continue to maintain officers’ and directors’ liability insurance to fund the indemnity described above in the same amount and to the same extent it maintains such coverage for the benefit of its other officers and directors.

11. Termination Without Cause; Resignation for Good Reason – Prior to a Change of Control. If the Executive’s employment is terminated by the Company without Cause (as defined in Section 16) or the Executive resigns for Good Reason (as defined below), in either case, at any time prior to a Change of Control (as defined in Section 11 of the Equity Plan) this Section 11 shall apply.

(a) The Company may terminate the Executive’s employment with the Company at any time without Cause upon not less than 15 days’ prior written notice to the

Executive; provided that in the event that such notice is given, the Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, the Executive may initiate a termination of employment by resigning under this Section 11 for Good Reason. The Executive shall give the Company not less than 15 days’ prior written notice of such resignation. On the date of termination or resignation, as applicable, specified in such notice, the Executive agrees to resign all positions, including as an officer, and Board memberships related to the Company and its subsidiaries and affiliates.

(b) Unless the Executive complies with the provisions of Section 11(c) below, upon termination or resignation, as applicable, under Section 11(a) above, the Executive shall be entitled to receive only the amount due to the Executive under the Company’s then current severance pay plan for employees, if any, but only to the extent not conditioned on the execution of a release by the Executive. No other payments or benefits shall be due under this Agreement to the Executive, but the Executive shall be entitled to any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

(c) Notwithstanding the provisions of Section 11(b), upon termination or resignation, as applicable, under Section 11(a) above, if the Executive executes and does not revoke a written release, in a form acceptable to the Company, but substantially in the form attached hereto as Exhibit D (subject to any necessary adjustment reasonably determined by the Company to be necessary to comply with applicable law at the time of the Executive’s termination) of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit) (the “Release”), the Executive shall be entitled to receive, in lieu of the payment described in Section 11(b) and any other payments due under any severance plan or program for employees or executives, the following:

(1) An amount equal to 2.0 times Executive’s Base Salary (at the rate in effect immediately before the Executive’s termination or resignation, as applicable), one half of which will be payable in accordance with the Company’s normal payroll practices in twelve equal monthly installments over the twelve-month period following the date of the Executive’s termination of employment (the “Severance Period”) and the remaining one half of which will be paid in a lump sum on the last day of the Severance Period.

(2) An amount equal to 2.0 times the Executive’s target annual bonus for the year in which the Executive’s termination or resignation (as applicable) occurs, one half of which will be payable in accordance with the Company’s normal payroll practices in equal monthly installments over the Severance Period and the remaining one half of which will be paid in a lump sum on the last day of the Severance Period.

(3) A pro rata bonus for the year in which the Executive’s termination of employment occurs. The pro rata bonus shall be based on the Executive’s target annual bonus for the year in which the Executive’s termination occurs, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year of his termination and the denominator of which is 365. Payment shall be made at the same time and under the same terms and conditions as bonuses are paid to other executives of the Company.

(4) Medical coverage for the twenty-four month period following the Executive’s termination or resignation (as applicable) or until the date on which the Executive is eligible for coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer, whichever is sooner, at the level in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed by the Company from time to time for employees generally, as if the Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay to the Executive cash in lieu of such coverage in an amount equal to the Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the foregoing twenty-four month period.

(5) Any other amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

In no event shall payment of severance described in (c)(1), (2), (3) and (4) (if applicable) above commence prior to the first day of the seventh month following the effective date of the Executive’s termination or resignation, as applicable, unless earlier commencement would be permissible under section 409A of the Code.

(d) For purposes of this Agreement, “Good Reason” shall be limited to the following (unless the Executive and the Company shall execute a written agreement specifically stating that the occurrence of such event shall not constitute “Good Reason” under this Agreement):

(1) If the scope of the Executive’s duties and responsibilities as the Chief Executive Officer of the Company are, in the aggregate, materially reduced.

(2) A requirement by the Company or the Board that the Executive be relocated to a Company office more than fifty (50) miles from the current executive offices of the Company, or the Company requiring the Executive to be based anywhere other than the principal executive offices of the Company, other than on travel reasonably required to carry out the Executive’s obligations under this Agreement.

(3) The Company fails to fulfill its obligations under Section 25.

(4) A material breach by the Company of any of the terms of this Agreement if the breach is not corrected within twenty (20) days after written notice of such breach is given to the Company. Any notice provided under this subsection shall be in writing and shall specifically describe the Company’s alleged material breach, that such notice is given under this subsection, and that failure to correct such breach will result in the Employee’s resignation for Good Reason under this Agreement.

12. Termination Without Cause; Resignation for Good Reason – After a Change of Control. If a Change of Control occurs and the Executive’s employment is terminated by the Company without Cause, or Executive resigns for Good Reason, in either case, within the 24-month period following a Change of Control, this Section 12 shall apply.

(a) If a Change of Control occurs and the Executive’s employment terminates as described in Section 11(a) above within the 24-month period following a Change of Control and the Executive executes and does not revoke a Release, the Executive shall be entitled to receive the following, in lieu of the payments and benefits described in Section 11(c) above:

(1) An amount equal to 3.0 times the sum of the Executive’s Base Salary (at the rate in effect immediately before the Executive’s termination or resignation, as applicable) plus target annual bonus for the year in which the Executive’s termination or resignation occurs, as applicable, payable in a lump sum as soon as reasonably practicable following the date of the Executive’s termination or resignation, as applicable.

(2) A pro rata bonus for the year in which the Executive’s termination of employment occurs. The pro rata bonus shall be based on the Executive’s target annual bonus for the year in which the Executive’s termination occurs, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year of his termination and the denominator of which is 365. Payment shall be made at the same time and under the same terms and conditions as bonuses are paid to other executives of the Company.

(3) Medical coverage until the last day of the thirty-six month period following the Executive’s termination or resignation (as applicable) or until the date on which the Executive is eligible for coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer, whichever is sooner, at the level in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed by the Company from time to time for employees generally, as if the Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay to the Executive cash in lieu of such coverage in an amount equal to the Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the foregoing thirty-six month period

(4) All outstanding stock options held by the Executive at the date of the Executive’s termination of employment shall become fully vested and exercisable on the date of termination and all of the restrictions and conditions on outstanding restricted stock awards held by the Executive at the date of the Executive’s termination of employment shall immediately lapse.

(5) Any other amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

In no event shall payment of severance described in (a)(1), (2), (3) and (4) (if applicable) above commence prior to the first day of the seventh month following the effective date of the Executive’s termination or resignation, as applicable, unless earlier commencement would be permissible under section 409A of the Code.

13. Voluntary Termination. The Executive may voluntarily terminate his employment for any reason upon 30 days’ prior written notice. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

14. Disability. If the Executive incurs a Disability (as defined below) during the Term, the Executive’s employment shall terminate on the date of Disability. If the Executive’s employment terminates on account of his Disability, the Executive shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. For purposes of this Agreement, the term “Disability” shall have the same meaning as under the Company’s long-term disability plan.

15. Death. If the Executive dies while employed by the Company, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

16. Cause. The Company may terminate the Executive’s employment at any time for Cause (as defined below) upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. For purposes of this Agreement, “Cause” shall mean any of the grounds for termination of the Executive’s employment listed below which is not cured by the Executive within the 20-day period following written notice from the Board of the specific grounds that could result in a termination for “Cause;” provided that the Executive shall only have an opportunity to cure a failure to the extent the failure is curable, as determined by the Board in its sole discretion:

(a) The Executive shall have been indicted for, convicted of, or pleads nolo contendere to, a felony or a crime involving fraud, misrepresentation or moral turpitude (excluding traffic offenses other than traffic offenses involving use of alcohol or illegal substances);

(b) The Executive’s fraud, dishonesty, theft or misappropriation of funds in connection with his duties hereunder;

(c) A breach by the Executive of Section 18 of this Agreement, or a material violation of the Company’s Code of Conduct or employment policies, as in effect from time to time;

(d) Gross negligence or willful misconduct in the performance of the Executive’s duties.

17. Increase in Payments Upon a Change of Control.

(a) Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and it is determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, unless the Executive specifies that other rates apply, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Executive’s termination date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(b) All determinations to be made under this Section 17 shall be made by the Company’s independent public accountants immediately prior to the Change of Control or by another independent public accounting firm mutually selected by the Company and the Executive before the date of the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 20 days after the Executive’s termination date. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. Within 10 days after the Accounting Firm’s determination, the Company shall pay the Gross-Up Payment to the Executive.

(c) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 17 shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 17, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

18. Restrictive Covenants.

(a) Non-Competition. During the Term, and for the 12 month period beginning on the date the Executive’s employment terminates, for any reason, other than in the case of the expiration of this Agreement at the end of the Term (the “Restriction Period”), the

Executive hereby agrees that he will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity whose primary business involves or is related to (directly or indirectly) providing mortgage insurance or financial guaranty to financial institutions located throughout the United States of America and the World, or would otherwise conflict with the Executive’s employment by the Company (“Competing Employer”).

(b) Non-Solicitation and Non-Hire of Company Personnel. During the Term and for the Restriction Period, the Executive hereby agrees that he will not, either directly or through others, hire or attempt to hire, any employee, consultant or independent contractor of the Company, or solicit or attempt to solicit any such person, to change or terminate his or her relationship with the Company or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than twelve months shall have elapsed between the last day of such person’s employment or service with the Company and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Executive, such hiring or solicitation shall be conclusively presumed to be a violation of this subsection (b).

(c) Non-Solicitation of Customers. During the Term and for the Restriction Period, the Executive hereby agrees that he will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company during the Term.

(d) Proprietary Information. At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company, or unless the Company expressly authorizes such disclosure in writing or it is required by law or in a judicial or administrative proceeding in which event the Executive shall promptly notify the Company of the required disclosure and assist the Company if it determines to resist the disclosure. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities, any of its portfolio companies, investors, and partners, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

(e) Invention Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments).

(f) Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Company Inventions.

19. Legal and Equitable Remedies. Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company, and because any breach by the Executive of any of the restrictive covenants contained in Section 18 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 18 and any of their provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 18. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 18 are unreasonable or otherwise unenforceable. The Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

20. Survival. The provisions of Sections 10, 18 and 19 shall survive the termination of this Agreement.

21. No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided that the Executive prevails on at least one material issue contested by the Company or other third party, as applicable.

22. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Radian Group Inc.

1601 Market Street

12th Floor

Philadelphia, PA 19103

Attention: Chairman

With a required copy to:

Radian Group Inc.

1601 Market Street

12th Floor

Philadelphia, PA 19103

Attention: Secretary

With an additional required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Robert J. Lichtenstein, Esquire

If to the Executive, to the most recent address on file with the Company.

With a required copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Adam Chinn

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

23. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, the Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

24. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

25. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 18 and 19, will continue to apply in favor of the successor.

26. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.

27. Law Changes. To the extent that any payment under this Agreement is deemed to be deferred compensation subject to the requirements of section 409A of the Code, the Company and the Executive shall amend this Agreement so that such payments will be made in accordance with the requirements of section 409A of the Code.

28. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

29. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the Commonwealth of Pennsylvania without regard to rules governing conflicts of law.

30. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

RADIAN GROUP INC.

By:	/s/ Herbert Wender
Lead Director

EXECUTIVE

/s/ S.A. Ibrahim
S.A. Ibrahim